Exhibit 99.1

Urban Edge Properties		For Additional Information:
888 Seventh Avenue		Mark Langer, EVP and
6th Floor		Chief Financial Officer
New York, NY 10019
(212) 956-0082

FOR IMMEDIATE RELEASE:

Urban Edge Properties Acquiring $325 Million, Seven Asset Portfolio

New York, NY, April 10, 2017 - Urban Edge Properties (NYSE:UE) has entered into a contract to acquire seven retail assets comprising 1.5 million square feet of gross leasable area, predominately in the New York City metropolitan area, for $325 million. The portfolio has been privately owned for the past four decades and is currently 83% leased.

The contributors are exchanging their property interests for approximately $127 million of UE operating partnership units valued at $27.02 per unit. UE will also assume $33 million of existing debt, issue approximately $117 million of non-recourse, secured debt and fund the remaining $48 million in cash. The transaction is expected to close during the second quarter of 2017.

Importantly, the assets include the remaining fee and leasehold interests in Yonkers Gateway Center that were not acquired in the transaction that closed on January 4, 2017. The 35-acre property is the largest and most productive center on Central Avenue, a primary retail corridor in Westchester County. UE’s total basis in the property is approximately $153 million including the earlier transaction. The shopping center has significant opportunities to create value from redeveloping, expanding and increasing occupancy.

The portfolio includes:

Property	Location	GLA SF	Occupancy	Key Tenants

Yonkers Gateway Center	Yonkers, NY	436,770	88%	Burlington, Best Buy, DSW, PetSmart, Alamo Drafthouse Cinema
The Plaza at Woodbridge	Woodbridge, NJ	413,013	81%	Raymour & Flanigan, Toys "R" Us, Best Buy
The Plaza at Cherry Hill	Cherry Hill, NJ	412,969	74%	Raymour & Flanigan, Aldi, LA Fitness
Manchester Plaza	Manchester, MO	130,934	89%	Academy Sports, Bob's Furniture
Millburn Gateway Center	Millburn, NJ	102,725	97%	Trader Joe's, CVS, PetSmart
21 E Broad St/One Lincoln Plaza	Westfield, NJ	21,908	100%	PNC Bank, Five Guys, Cake Boss
Total		1,518,319	83%

Jeff Olson, Chairman and CEO of Urban Edge, stated, “Since the beginning of the year and including this transaction, we have announced or closed on ten acquisitions for $455 million including Hudson Mall in Jersey City, NJ, The Shops at Bruckner Plaza in the Bronx and Yonkers Gateway Center. These properties align with our strategy of owning and improving large, well-located properties in the New York City metropolitan area and investing at a meaningful spread to our cost of capital.”

Mr. Olson added, “In aggregate, these ten acquisitions are expected to generate a 5.7% initial cash unleveraged yield and net operating income should grow by more than 5% per year over the next five years prior to any impact from expansions or redevelopments.”

The contributors were represented by Newmark Grubb Knight Frank.

ABOUT URBAN EDGE PROPERTIES
Urban Edge Properties is a NYSE-listed real estate investment trust focused on managing, developing, redeveloping and acquiring retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 86 properties totaling 15.2 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict; these factors include, among others, the Company's ability to complete its active development, redevelopment and anchor repositioning projects, the Company’s ability to pursue, finance and complete acquisition opportunities, the Company's ability to engage in the projects in its planned expansion and redevelopment pipeline and the Company's ability to achieve the estimated unleveraged returns for such projects and acquisitions.

For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2016, and the other documents filed by the Company with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.